Exhibit 99.1

Accretion Acquisition Corp. Announces Pricing of Upsized $180,000,000 Initial Public Offering

Denver, CO, Oct. 20, 2021 (GLOBE NEWSWIRE) – Accretion Acquisition Corp. (NASDAQ: ENERU) (the “Company”) announced the pricing of its upsized initial public offering of 18,000,000 units at $10.00 per unit.  The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “ENERU” beginning tomorrow, October 21, 2021.  Each unit consists of one share of common stock, one right to receive one-tenth of one share of common stock upon the consummation of an initial business combination, and one-half of one warrant, with each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the common stock, rights, and warrants are expected to be listed on Nasdaq under the symbols “ENER,” “ENERR,” and “ENERW,” respectively.

EarlyBirdCapital, Inc. and Stephens Inc. are acting as book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,700,000 units at the initial public offering price to cover over-allotments, if any.

The public offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from EarlyBirdCapital, Inc., Attention: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, NY 10017, or by telephone at (212) 661-0200, or Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201, by telephone at (800) 643-9691 or by email at prospectus@stephens.com.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on October 20, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Accretion Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Brad Morse

Chief Executive Officer

brad@fulcrumef.com